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                                 EXHIBIT 3.1B

                           CERTIFICATE OF AMENDMENT
                                      OF
                           ARTICLES OF INCORPORATION
                                      OF
                            SOUTHWEST WATER COMPANY


ANTON C. GARNIER and DIANE CASTELLO PITTS certify that:

     1. They are the President and the Secretary, respectfully, of SOUTHWEST WATER COMPANY, a Delaware corporation.

     2. That the following action was taken by the Board of Directors of Southwest Water Company, a Delaware corporation, by written consent, without a meeting as of March 29, 1994, pursuant to Section 141(f) of the General Corporation Law of the State of Delaware permitting such action to be taken.

         WHEREAS, Southwest Water Company filed a Certificate of Incorporation (the "Certificate") with the State of Delaware on February 2, 1988; and

         WHEREAS, the Board of Directors has determined that the aforementioned Certificate is inconsistent with certain provisions previously set forth by this Corporation; and

         WHEREAS, the Board of Directors desire to ratify and confirm a change in the first paragraph of Article Fourth, Paragraph C. (2) of the Certificate of this Corporation to amend this inconsistency;

         NOW, THEREFORE, IT IS HEREBY RESOLVED, that the first paragraph of Article FOURTH, Paragraph C. (2) of the Certificate of this Corporation which reads:

     "FOURTH: C. (2)  Dividends. The holders of the Series A Preferred Stock and
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     the Series D Preferred Stock shall be entitled to receive out of any funds of the Corporation at the time legally available for the declaration of dividends, dividends at the rate of Two Dollars and Sixty-three Cents ($2.63) per share per annum and Two Dollars and Seventy-five Cents ($2.75) per share per annum, respectively, and no more, payable in cash, annually, or at such intervals as the Board of Directors may from time to time determine, when and as declared by the Board of Directors.

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     SHALL BE CHANGED IN ITS ENTIRETY TO READ:

     "FOURTH: C. (2)  Dividends. The holders of the Series A 5-1/4% $.01 par
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     value Preferred Stock and the Series D 5-1/2% $.01 par value Preferred
     Stock shall be entitled to receive out of any funds of the Corporation at the time legally available for the declaration of dividends, dividends at the rate of Two Dollars and Sixty Two and one-half cent ($2.625) per share per annum and Two Dollars and Seventy-Five Cents ($2.75) per share per annum, respectively, and no more, payable in cash, annually, or at such intervals as the Board of Directors may from time to time determine, when and as declared by the Board of Directors.

     RESOLVED FURTHER, that the Board of Directors hereby authorizes and directs the Secretary of this Corporation to do and perform all acts, to execute and deliver all certificates and to take or cause to be taken all other action as such officer may deem necessary, desirable or appropriate to carry out the full intent and purpose of the foregoing resolution.

     IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment this 30th day of March, 1995.


SOUTHWEST WATER COMPANY


/s/ ANTON C. GARNIER
- -------------------------------
Anton C. Garnier, President



/s/ DIANE CASTELLO PITTS
- ------------------------------------
Diane Castello Pitts, Secretary

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